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                                                                    EXHIBIT 99.1

                             CRISTINA LAMBERT NAMED
                      PUERTO RICO TELEPHONE PRESIDENT & CEO

            INDUSTRY VETERAN WILL SUCCEED JON SLATER, WHO IS RETIRING


         SAN JUAN, PUERTO RICO, October 7, 2003 -- Cristina Lambert, currently the vice president and general manager of Wireline Services for Puerto Rico Telephone (PRT), has been named PRT president and CEO. She will succeed Jon E. Slater when he retires later this year.

         "Cristina is an excellent choice to lead Puerto Rico Telephone because of her diverse telecommunications career that spans almost two decades," said Daniel C. Petri, president of Verizon International. "Her demonstrated leadership, customer focus and significant accomplishments make her uniquely qualified for this new responsibility.

         "Under her direction, Puerto Rico Telephone took steps to significantly enhance service quality and customer satisfaction, including opening a business customer service center. She also led the introduction of numerous products and services to the Puerto Rico marketplace, including DSL, our high-speed Internet service; Voice over Internet Protocol (VoIP); and consumer and business bundled services."

         Slater has been PRT president and CEO since 1999.

         "Jon has had a long and distinguished career, which began in 1971 with GTE," said Petri. "Under Jon's direction, Puerto Rico Telephone and its division, Verizon Wireless-Puerto Rico, have taken significant steps forward in meeting the needs of our customers in Puerto Rico.

         "Jon has had a number of significant achievements during his tenure at PRT, including building a new organization and management team at PRT following the privatization of the company in 1999. Under his leadership, the company acquired Coqui.net, which was integrated with PRT.net, becoming the largest ISP platform in the Caribbean, and there was also a significant expansion of wireless services. Jon has also been a strong ambassador for the company through his commitment to educational initiatives in Puerto Rico."

         Slater said, "I have been fortunate to have had a long and fulfilling career and to have played a role in Puerto Rico Telephone's progress, including the transition to privatization. Cristina's leadership, along with a strong management team and the efforts of all our outstanding and dedicated employees, will continue to ensure that the company's future is a bright one."



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         Lambert said, "I look forward to leading a team that will continue to build on Puerto Rico Telephone's strengths and commitment to service."

         Lambert, who joined PRT in 1999, has been responsible for managing the company's sales, marketing and Network Operations functions. She began her telecommunications career in 1974 with Contel, which merged with GTE in 1991.

         Lambert, who was born in Panama, earned a B.A. from Indiana University and an M.B.A. from Indiana Wesleyan University. She and her husband, Jim, have three grown children.

         Slater began his career as a traffic technician with General Telephone of Illinois. During his tenure with GTE, he progressed through positions of increasing responsibility, including vice president and general manager of GTE Mobilnet's Texas Region in 1993 and area president-Texas for Mobilnet in 1995. Before arriving in Puerto Rico in 1999, Slater was responsible for GTE's nationwide wireless operations. He earned a B.S. degree in industrial technology from Western Illinois University.

         Verizon owns 52 percent of PRT, which is the largest provider of telecommunications services in Puerto Rico.